EXHIBIT 15

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Stockholders and Board of Directors of First Data Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of six million shares of common stock for the Employee Stock Purchase Plan of First Data Corporation of our report dated May 3, 2005 relating to the unaudited consolidated interim financial statements of First Data Corporation that are included in its Form 10-Q for the quarter ended March 31, 2005.

Denver, Colorado	/s/ Ernst & Young LLP
June 6, 2005